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                                    EXHIBIT 2
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ARTISAN                    TOWER                             NEWS
COMPONENTS                 SEMICONDUCTOR LTD.

FOR  IMMEDIATE  RELEASE
-----------------------

Tower  Semiconductor  Enhances  Fab  2's  IP  Portfolio  With
Artisan  Components'  Industry-Standard  Design  Platforms

ARTISAN'S PRODUCT SOLUTIONS OPTIMIZED FOR TOWER'S 0.18-MICRON PROCESS AND FAB 2 TECHNOLOGIES


MIGDAL HAEMEK, Israel and SUNNYVALE, Calif., -- December 17, 2002 -- Tower Semiconductor (Nasdaq: TSEM; TASE: TSEM) has enhanced its Fab 2 IP portfolio by licensing industry-standard design platforms from Artisan Components, Inc. (Nasdaq: ARTI). As part of the agreement, Artisan will deliver a suite of memory generators, a standard cell library and a complete set of general-purpose I/Os optimized for Tower's 0.18-micron CMOS process. These platforms will be available to Tower customers as early as the first quarter of 2003.
     "By licensing Artisan's products, Tower can provide its customers with a broad selection of widely used, silicon-proven semiconductor IP," said Sergio Kusevitzky, senior director of IP and design services at Tower Semiconductor. "The addition of Artisan libraries matches our strategy of helping our customers to shorten design time, while minimizing risk and accelerating time-to-market. Additionally, Tower will gain access to Artisan's diverse customer base, improving our competitive position in the marketplace."
     More than 1000 companies around the world license Artisan's design platforms. Tower's advanced 0.18-micron process technology coupled with Artisan's state-of-the-art design platforms can provide the backbone for designing and manufacturing a variety of semiconductor devices.
     "Tower's focus on providing leading-edge process technologies and superior customer support complements Artisan's commitment to deliver design products that are optimized for the latest design and manufacturing techniques. We anticipate that this powerful combination will give IC designers the best possible path to silicon," said Neal Carney, vice president of marketing, Artisan Components. "We are pleased Tower has selected our products to advance its technology and business goals."
     Artisan will provide Tower with memory generators for single- and dual-port SRAM, one- and two-port register files, via programmable ROM, the SAGE-X(TM) Standard Cell Library and a set of general-purpose I/Os. Artisan's extensive set of views and models of the industry's leading EDA tools are a standard part of this comprehensive product offering.

                                   -- more --

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Safe  Harbor  Statement  for  Tower  Semiconductor  Ltd.
This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. Potential risks and uncertainties include, without limitation, risks and uncertainties associated with (i) conditions in the market for foundry manufacturing services and in the market for semiconductor products generally, (ii) obtaining additional business from new and existing customers, (iii) obtaining additional financing for the Fab 2 project from wafer partners and/or equity partners and/or other sources, (iv) any failure by Tower to raise additional funding by the deadlines set forth in its agreement with its banks and/or a failure by Tower to reach an agreement with its banks to extend the deadlines to raise additional financing in 2002 and 2003, which would result in an event of default of Tower's loan agreement, in which event the banks would have the right to call the loans and exercise its liens against Tower's assets, (v) a declaration of default by Tower's wafer partners, financial investors and the Investment Center of the State of Israel should Tower's banks call the loans, (vi) satisfaction of all other conditions under the agreements with the Fab 2 equity and wafer partners, the Israeli Investment Center and Tower's banks, (vii) completing the construction of a new wafer manufacturing facility, (viii) successful completion of the development and/or transfer of advanced CMOS process technologies to be utilized in Tower's existing facility and in Fab 2, (ix) market acceptance and competitiveness of the products to be manufactured by Tower for customers using these technologies and (x) ramp-up of production at Fab 2.A more complete discussion of risks and uncertainties that may affect the accuracy of these statements, and Tower's business generally, is included in our most recent Registration Statement on Form F-2, as filed with the Securities and Exchange Commission.
SAFE  HARBOR  STATEMENT  FOR  ARTISAN  COMPONENTS,  INC.
This press release contains forward-looking statements, including, without limitation, the availability of Artisan's single- and dual-port SRAM, one- and two-port register files, via programmable ROM, SAGE-X(TM) Standard Cell Library and I/O Library for Tower's 0.18-micron CMOS process as early as the first quarter of 2003. These statements are subject to various risks and uncertainties, including, but not limited to, whether there will be technical or other difficulties that delay or prevent the availability of such 0.18-micron library products; and market acceptance of such 0.18-micron library products. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled "Factors Affecting Future Operating Results" in Artisan's annual report on Form 10-K and its quarterly reports on Forms 10-Q.

                                   -- more --

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ABOUT  TOWER  SEMICONDUCTOR  LTD.
Tower Semiconductor Ltd. is a pure-play independent wafer foundry established in 1993. The company manufactures integrated circuits with geometries ranging from
1.0 to 0.18 microns; it also provides complementary manufacturing services and design support. In addition to digital CMOS process technology, Tower offers advanced non-volatile memory solutions, mixed-signal and CMOS image-sensor technologies. To provide world-class customer service, the company maintains two manufacturing facilities: Fab 1 has process technologies from 1.0 to 0.35 microns and can produce up to 20,000 150mm wafers per month. Fab 2 features 0.18-micron and below process technologies, including foundry-standard technology, and will offer full production capacity of 33,000 200mm wafers per month. The Tower Web site is located at www.towersemi.com.


ABOUT  ARTISAN  COMPONENTS,  INC.
Artisan Components, Inc. is a leading semiconductor intellectual property (IP) provider. The company's design platforms are licensed to over 1000 companies worldwide and provide IC designers with a common interface to a range of process technologies from the world's leading foundries. Built on Artisan's Process-Perfect(TM) memory generators, standard cell and I/O libraries, Artisan's design platforms include a comprehensive set of views and models supporting leading design tools and methodologies. Artisan's worldwide network of EDA, IP and design service partners extend the Artisan standard to a complete set of system level design and integration solutions. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access can be found at: http://www.artisan.com.

                                       ###

Artisan Components, Artisan and Process-Perfect are registered trademarks and SAGE-X and Flex-Repair are trademarks of Artisan Components, Inc. All other trademarks or registered trademarks are the property of their respective owners.


EDITORIAL  CONTACTS:

TOWER  SEMICONDUCTOR
PR  AGENCY  CONTACT       INVESTOR  RELATIONS CONTACT    CORPORATE
CONTACT
JULIE  LASS               SHELDON  LUTCH                 L.T.  GUTTADAURO
LOOMIS  GROUP             FUSION  IR  & COMMUNICATIONS   TOWER SEMICONDUCTOR
USA,  INC.
+1  (512)  457  9400     +1  (212)  268  1816            +1  (408)  557  2690
LASSJ@LOOMISGROUP.COM    SHELDON@FUSIONIR.COM            LT@TOWER-USA.COM
---------------------

ARTISAN COMPONENTS, INC.
Corporate  Contact       Investor  Relations  Contact
Claudia  Natalia         Joyce  Chowla
Artisan Components, Inc. Artisan  Components,  Inc.
TEL: +1 (408) 548  3172  TEL:  +1  (408)  548  3122


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